Exhibit 99.1

Kforce Inc.

1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)

AT THE FIRM

Michael Blackman

Senior Vice President – Investor Relations (813) 552-2927

KFORCE INC. REPORTS RECORD QUARTERLY REVENUE OF $252.3 MILLION AND Q1 EARNINGS PER SHARE OF $0.21

RECORD FIRM Q1 EPS of $0.21

RECORD FIRM Q1 Flex GP of $69.2 million

RECORD FIRM Q1 EBITDA of $20.3 million

PERMANENT PLACEMENT POSTS 13.8% SEQUENTIAL GAIN

TAMPA, FL – May 1, 2007 – Kforce Inc. (NASDAQ: KFRC), a professional staffing and solutions firm, today announced results for the first quarter of 2007. Revenues for the quarter ended March 31, 2007 were an all time high of $252.3 million compared to $222.3 million for the quarter ended March 31, 2006 and $243.1 million for the quarter ended December 31, 2006. The Firm reported net income for the first quarter of 2007 of $8.8 million or 21 cents per share versus net income of $6.1 million or 15 cents per share for the first quarter of 2006, representing a year-over-year improvement of 45.2% in net income. Net income for the quarter ending December 31, 2006 was $9.3 million or 22 cents per share.

“We are very pleased to again have a record revenue quarter and that all our business segments contributed to the growth. We believe our record Q1 EPS of $0.21 demonstrates the enhanced operating leverage of the Firm as we progress in our three year plan” said David L. Dunkel, Chairman and CEO. Continued Mr. Dunkel, “The March BLS numbers again documented the high demand for skilled workers, with college educated unemployment dropping to 1.8%. We believe the environment for professional staffing and government solutions remains positive, particularly in the skilled niches we serve. We continue to see strong demand for highly skilled workers both on a permanent and flexible basis. We believe this demand is being driven by both secular and cyclical trends that bode very well for the future of Kforce.”

William L. Sanders, President said: “Q1 was a quarter of record Firm quarterly revenue, and many other Q1 Firm records as well. We are extremely pleased with the progress we are making on all fronts as we enter year two of our current three year strategic plan.

“Our vision is to be the Firm most respected by those we serve. A key aspect of our vision is building a Firm that delivers sustainable and consistent revenue and earnings performance. Total revenues of $252.3 million in Q1 2007, represent a 3.8% increase sequentially and a 13.5% increase year-over-year. Quarterly revenues have now increased sequentially for five straight quarters. With Q1 results and encouraging trends to begin Q2, we are building confidence that

2007 could be our year to hit $1 billion in total revenues. We intend for 2007 to be a year where we accelerate profitable growth.”

Operational highlights of the first quarter include:

Consolidated revenue of $252.3 million was a record high and increased $30.0 million or 13.5% from $222.3 million in Q1 ‘06

Record revenue per billing day of $4.0 million in Q1 ‘07 improved 13.5% from $3.5 million in Q1 ‘06

Flex revenue of $233.1 million increased 13.4% from $205.5 million in Q1 ‘06

Search revenue of $19.3 million improved 14.7% from $16.8 million in Q1 ‘06 and 13.8% sequentially

Revenues for Government Solutions were $14.3 million in Q1 ‘07, up 6.7% sequentially

Total gross profit percentage improved 180 basis points to 35.1% in Q1 ‘07 from 33.3% in Q1 ‘06

Flex gross profit percentage improved 190 basis points to 29.7% in Q1 ‘07 from 27.8% in Q1 ‘06

Joe Liberatore, Chief Financial Officer said: “We continue to translate revenue growth into improving bottom line results, as net income has increased 45.2% year over year, to $8.8 million in Q1 2007, as compared to $6.1 million in Q1 2006. We believe we are making excellent progress toward achieving our goal of 10 percent operating margins at the peak of the current cycle.”

Financial highlights for Q1 include:

Income from operations of $16.1 million or 6.4% has improved 140 basis points from 5.0% or $11.0 million in Q1 ‘06

Earnings per share before the impact of equity based compensation expense was 23 cents, a 51.6% increase from 15 cents in Q1 2006

EBITDA in Q1 ‘07 of $20.3 million increased 47.4% year-over year

Total shareholders equity of $272.5 million increased 21.8% from $223.6 million in Q1 ‘06

Mr. Liberatore continued, “Looking forward to the second quarter of 2007, our focus is on productivity growth, although we expect to continue to make selective investments that will benefit the Firm in 2007 and 2008. We expect revenues may be in the $253 million to $260 million range, and earnings per share of 23 to 25 cents, which reflects approximately 42.2 million weighted average diluted shares outstanding.”

On Wednesday, May 2, 2007, Kforce will host a conference call to discuss these results. The call will begin at 8:30 a.m. Eastern Time. The dial-in number is 888-593-6050. The replay of the call will be available from 10:30 a.m. Eastern Time Wednesday, May 2 to May 16, 2007, by dialing 888-203-1112, passcode 4443796.

This call is being webcast by CCBN and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until May 16, 2007.

About Kforce

Kforce (NASDAQ: KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for commercial and governmental organizations in the skill areas of technology, finance & accounting, and health and life sciences. Backed by over 2,000 staffing specialists, Kforce operates with 70 offices in 41 markets in North America. For more information, please visit our Web site at www.kforce.com.

About Kforce Government Solutions

Kforce Government Solutions provides innovative technical and finance and accounting solutions to federal government clients. For more information, visit www.kforcegov.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Kforce Government Solutions, Health and Life Sciences, Finance and Accounting and Technology groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that the above estimates of revenues and earnings per share will be achieved or that the Firm will reach $1.0 billion in revenue in 2007. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

Quarter Ended Quarter Ended Quarter Ended

March 31 December 31 March 31

2007 2006 2006

Revenue by Function:

Technology $ 124,466 $ 120,661 $ 104,076

Finance & Accounting 61,531 60,073 63,001

Health and Life Sciences 52,041 48,937 49,779

Government Solutions 14,270 13,380 5,442

Total Revenue 252,308 243,051 222,298

Revenue by Time:

Perm 19,252 16,917 16,786

Flexible 233,056 226,134 205,512

Total Revenue 252,308 243,051 222,298

Cost Of Sales 163,867 157,282 148,296

Gross Profit 88,441 85,769 74,002

GP % 35.1% 35.3% 33.3%

Flex GP% 29.7% 30.5% 27.8%

Selling, General & Admin. 68,921 66,548 60,482

Deprec. & Amort. 3,460 3,607 2,506

Income from Operations 16,060 15,614 11,014

Other Expense 1,524 1,692 807

Earnings Before Taxes 14,536 13,922 10,207

Income Tax Expense 5,741 4,667 4,150

Net Income $ 8,795 $ 9,255 $ 6,057

Earnings Per Share - Diluted $ 0.21 $ 0.22 $ 0.15

EBITDA Per Share $ 0.48 $ 0.46 $ 0.33

Shares Outstanding - Diluted 42,182 42,284 41,411

EBITDA 20,345 19,527 13,805

Selected Cash Flow Information:

Bad Debt Expense (Recovery) 699 (1,261) 1,005

Capital Expenditures 3,579 2,627 964

Selected Balance Sheet Information:

Total Cash and Short-term Investments $ 566 $ 1,589 $ 427

Accounts Receivable, less allowances $ 150,645 $ 134,453 $ 130,191

Total Assets $ 457,208 $ 442,618 $ 379,806

Bank Debt $ 80,515 $ 86,435 $ 62,421

Other Current Liabilities $ 82,275 $ 76,029 $ 78,092

Other Long-Term Liabilities $ 21,911 $ 18,229 $ 15,649

Total Stockholders’ Equity $ 272,507 $ 261,925 $ 223,644

Other Information:

Equity-Based Compensation Expense, net $ 733 $ 341 $ 226

Billing Days 63 61 63

Kforce Inc.
Key Statistics
(Unaudited)

	Q1 2007	Q4 2006	Q1 2006
Total Firm			
Flex Revenue (000's)	$ 233,056	$ 226,134	$ 205,512
Revenue per billing day (000's)	$ 3,699	$ 3,707	$ 3,262
Sequential Flex Revenue Change	3.1%	3.2%	8.0%
Hours (000's)	4,347	4,334	4,137
Flex GP %	29.7%	30.5%	27.8%
Search Revenue (000's)	$ 19,252	$ 16,917	$ 16,786
Placements	1,457	1,302	1,287
Average Fee	13,533	$ 13,434	$ 13,156
Billing days	63	61	63
Technology			
Flex Revenue (000's)	$ 116,931	$ 114,180	$ 98,586
Revenue per billing day (000's)	$ 1,856	$ 1,872	$ 1,565
Sequential Flex Revenue Change	2.4%	3.1%	10.1%
Hours (000's)	1,795	1,767	1,561
Flex GP %	27.9%	28.9%	25.9%
Search Revenue (000's)	$ 7,535	$ 6,481	$ 5,490
Placements	507	453	350
Average Fee	$ 15,183	$ 14,501	$ 15,909
Finance & Accounting			
Flex Revenue (000's)	$ 50,881	$ 50,712	$ 52,888
Revenue per billing day (000's)	$ 808	$ 831	$ 839
Sequential Flex Revenue Change	0.3%	-4.9%	-2.0%
Hours (000's)	1,441	1,457	1,581
Flex GP %	32.1%	33.1%	30.5%
Search Revenue (000's)	$ 10,650	$ 9,361	$ 10,113
Placements	858	761	832
Average Fee	$ 12,760	$ 12,945	$ 12,193
Health & Life Sciences			
Flex Revenue (000's)	$ 50,974	$ 47,862	$ 48,596
Revenue per billing day (000's)	$ 809	$ 785	$ 771
Sequential Flex Revenue Change	6.5%	-1.9%	4.1%
Hours (000's)	947	954	931
Flex GP %	28.9%	29.6%	28.7%
Search Revenue (000's)	$ 1,067	$ 1,075	$ 1,183
Placements	92	88	105
Average Fee	$ 11,667	$ 12,173	$ 11,616
Government Solutions			
Flex Revenue (000's)	$ 14,270	$ 13,380	$ 5,442
Revenue per billing day (000's)	$ 226	$ 219	$ 87
Sequential Flex Revenue Change	6.7%	109.9%	n/a
Hours (000's)	164	156	64
Flex GP %	38.0%	36.6%	30.9%

Kforce Inc.
Key Statistics - Health & Life Sciences
(Unaudited)

	Q1 2007	Q4 2006	Q1 2006
Clinical Research			
Flex Revenue (000's)	$ 21,694	$ 19,401	$ 21,153
Revenue per billing day (000's)	$ 344	$ 318	$ 336
Sequential Flex Revenue Change	11.8%	-6.3%	10.2%
Hours (000's)	288	272	281
Flex GP %	25.9%	26.8%	27.6%
Search Revenue (000's)	$ 387	$ 569	$ 431
Placements	20	27	24
Average Fee	19,340	$ 21,127	$ 19,698
Health Information Management			
Flex Revenue (000's)	$ 13,418	$ 11,694	$ 10,299
Revenue per billing day (000's)	$ 213	$ 192	$ 163
Sequential Flex Revenue Change	14.7%	7.9%	6.3%
Hours (000's)	200	182	152
Flex GP %	34.9%	34.8%	36.1%
Search Revenue (000's)	$ 137	$ 88	$ 78
Placements	10	7	5
Average Fee	$ 13,694	$ 12,613	$ 15,838
Healthcare-Nursing			
Flex Revenue (000's)	$ 9,178	$ 9,014	$ 9,660
Revenue per billing day (000's)	$ 146	$ 148	$ 153
Sequential Flex Revenue Change	1.8%	-1.2%	-0.2%
Hours (000's)	224	222	230
Flex GP %	28.1%	29.3%	24.8%
Search Revenue (000's)	$ 8	$ (1)	$ 113
Placements	3	1	9
Average Fee	$ 5,084	$ (863)	$ 12,604
Scientific			
Flex Revenue (000's)	$ 6,684	$ 7,753	$ 7,484
Revenue per billing day (000's)	$ 106	$ 127	$ 119
Sequential Flex Revenue Change	-13.8%	-4.6%	-8.0%
Hours (000's)	235	278	268
Flex GP %	28.1%	29.4%	26.5%
Search Revenue (000's)	$ 535	$ 419	$ 561
Placements	59	53	67
Average Fee	$ 9,061	$ 7,850	$ 8,430

Kforce Inc.
Selected Financial Information and Reconciliations
(In Thousands, Except Per Share Amounts)
(Unaudited)

EBITDA

	Q1 2007		Q4 2006		Q1 2006	
	$	Per share	$	Per share	$	Per share
EBITDA	Fi $ 20,345	$ 0.48	$ 19,527	$ 0.46	$ 13,805	$ 0.33
Depreciation and Amortization	(4,282)	(0.10)	(3,910)	$ (0.09)	(2,788)	(0.07)
Interest Expense and Other	(1,527)	(0.04)	(1,695)	$ (0.04)	(810)	(0.02)
Tax Expense	(5,741)	(0.14)	(4,667)	$ (0.11)	(4,150)	(0.10)
Net Income	$ 8,795	$ 0.21	$ 9,255	$ 0.22	$ 6,057	$ 0.15
Outstanding Shares - Diluted	42,182		42,284		41,411	

EBITDA, a non-GAAP financial measure, is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of stock-based compensation. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance.

Net Income before Equity-Based Compensation Expense

	Q1 2007		Q4 2006		Q1 2006	
	$	Per share	$	Per share	$	Per share
Net Income	$ 8,795	$ 0.21	$ 9,255	$ 0.22	$ 6,057	$ 0.15
Equity-Based Compensation Expense, net:						
Alternative LTI Valuation Expense	390	0.01	269	0.01	97	0.00
Stock Options and SARS	552	0.01	53	0.00		-
Restricted Stock and PARS	270	0.01	250	0.01	281	0.00
Tax Expense	(479)	(0.01)	(231)	(0.01)	(152)	(0.00)
Equity-Based Compensation Expense, net	733	0.02	341	0.01	226	0.00
Net Income before Equity-Based Compensation Expense	$ 9,528	$ 0.23	$ 9,596	$ 0.23	$ 6,283	$ 0.15
Outstanding Shares - Diluted	42,182		42,284		41,411	

"Net Income before Equity-Based Compensation Expense", a non-GAAP financial measure, is defined as net income before compensation expense incurred in conjunction with awards accounted for under Statement of Financial Accounting Standards No. 123R "Share-Based Payment" ("SFAS 123R"). SFAS 123R requires Kforce to measure the cost of employee services received in exchange for an equity based award based on the grant-date fair value of the award (with limited exceptions). That cost is recognized over the period in which the employee is required to provide service in exchange for the award, which is usually the vesting period.

EBITDA and Net Income before Equity-Based Compensation Expense are key measures used by management to evaluate its operations and to provide useful information to investors. These measures should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. These measurements are not determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations. The measures as presented may not be comparable to similarly titled measures of other companies.